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EXHIBIT 99.1

COMPUTER LEARNING CENTERS RETAINS U.S. BANCORP PIPER JAFFRAY

FAIRFAX, Va--Nov. 4, 1999-Computer Learning Centers, Inc. (Nasdaq National Market:CLCX) ("CLC") today announced that it has retained U.S. Bancorp Piper Jaffray Inc. to assist it in exploring various alternatives to maximize shareholder value, including the possible sale of the Company. Reid Bechtle, Chief Executive Officer of CLC, commented, "We are pleased to be working with the team at U.S. Bancorp Piper Jaffray, whose association with CLC began with our May 1995 initial public offering. U.S. Bancorp Piper Jaffray has earned an outstanding reputation as one of the nation's premier, full-service investment banking firms and we look forward to working closely together."

Mr. Bechtle also noted that there can be no assurance that proposals acceptable to the Company's Board of Directors will be received or that any transaction resulting from this agreement with U.S. Bancorp Piper Jaffray will be consummated.

Computer Learning Centers provides information and computer-related education and training at 28 Learning Centers in the United States and Canada. The Company designs programs and courses to meet current information technology education needs, offering instruction focused on client/server systems and applications programming, networking administration and management, help desk operations and computer technical support.

This press release contains forward-looking statements. The words "believe," "expect," "intend," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.